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DATA STATED IN THOUSANDS

                            VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION


REGULATION                 STATEMENT CAPTION            FIRST QTR. FIRST QTR.    TO DATE
                                                           2000       1999    2000     1999
5-02 (1)            Cash and Cash Items                    16448     20442    16448    20442
5-02 (2)            Marketable Securities                  99626    112839    99626   112839
5-02 (3)(b)(1)      Notes Receivable                      325350    310391   325350   310391
5-02 (4)            Allowance for Doubtful Accounts         3762      3940     3762     3940

5-02 (15)           Total Assets                          472395    469993   472395   469993

5-02 (24)           Other Liabilities                     427847    426310   427847   426310
5-02 (30)           Common Stock (Net of Treasury Stock)    3707      3698     3707     3698
5-02 (31)(a)(2)     Additional Capital Other               15047     14831    15047    14831
5-02 (31)(a)(3)(ii) Retained Earnings - Unappropriated     25842     25155    25842    25155
                    Treasury Stock                           (48)       (1)     (48)      (1)

5-03 (b)(1)(e)      Other Revenues                         10583     10199    10583    10199

5-03 (b)(2)(e)      Cost of Revenues                        4118      3942     4118     3942

5-03 (b)(8)         Interest and Amortization of
                    Debt Discount                           4309      4184     4309     4184

5-03 (b)(10)        Income Before Taxes and Other Items     2156      2073     2156     2073

5-03 (b)(11)        Income Tax Expense                       682       716      682      716

5-03 (b)(14)        Income/Loss from Continuing Operations  1474      1357     1474     1357


5-03 (b)(19)        Net Income or Loss                      1474      1357     1474     1357


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